Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2010-13
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI delivers strong second-quarter performance;
Raises full-year guidance
WINSTON-SALEM, N.C. — July 22, 2010

Second Quarter and First Half 2010 — At a Glance
•	Adjusted EPS: Second quarter at $1.32, up 2.3 percent; first half at $2.43, up 5.7 percent
•	Excludes charges related to special items* and 1Q09 trademark impairments
•	Reported EPS: Second quarter at $1.17, down 9.3 percent; first half at $1.45, up 9.8 percent

•	RAI raises 2010 guidance: Adjusted EPS range of $4.90 to $5.05
•	Excludes charges related to special items*
•	R.J. Reynolds Tobacco Company increases adjusted operating income and margin, and growth-brand market share
•	Camel market share up 0.3, to 7.8 percent

•	Pall Mall market share up 1.8, to 7.0 percent
•	American Snuff Co. posts additional moist-snuff volume gains
•	Grizzly market share up 0.1, to 25.5 percent
•	RAI ends quarter with $1.6 billion in cash balances
* Special items include 2Q10 charges related to plant closings and expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff Co. through a services agreement; and 1Q10 charges related to changes in federal health-care laws and Canadian governments’ settlements.
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced second-quarter 2010 adjusted EPS of $1.32, up 2.3 percent from the prior-year quarter. Adjusted results exclude charges for plant closings and expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff Co. through a services agreement. Higher cigarette and moist-snuff pricing, productivity gains and higher moist-snuff volume more than offset lower cigarette volume. Reported EPS was $1.17, down 9.3 percent. For the first half of 2010, adjusted EPS was $2.43, up 5.7 percent, while reported EPS was $1.45, up 9.8 percent. First-half adjusted results exclude second-quarter 2010 charges for plant closings and expansion of R.J. Reynolds’ field trade marketing, first-quarter 2010 charges for changes in federal health-care laws and Canadian governments’ settlements, and first-quarter 2009 trademark impairments.
RAI increased and narrowed adjusted EPS guidance for 2010, saying it now expects $4.90 to $5.05 versus prior guidance of $4.80 to $5.00. This excludes charges related to plant closings, expansion of R.J. Reynolds’ field trade marketing, health care and Canadian governments’ settlements.

2Q and First Half 2010 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Six Months
	Ended June 30			Ended June 30
			%			%
	2010	2009	Change	2010	2009	Change

Net sales	$2,245	$2,250	(0.2)%	$4,231	$4,171	1.4%

Operating income
Reported (GAAP)	$620	$649	(4.5)%	$1,190	$746	59.5%
Adjusted (Non-GAAP)	675	649	4.0%	1,245	1,199	3.8%

Net income
Reported (GAAP)	$341	$377	(9.5)%	$423	$385	9.9%
Adjusted (Non-GAAP)	385	377	2.1%	710	670	6.0%

Net income per diluted share
Reported (GAAP)	$1.17	$1.29	(9.3)%	$1.45	$1.32	9.8%
Adjusted (Non-GAAP)	1.32	1.29	2.3%	2.43	2.30	5.7%
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MANAGEMENT’S PERSPECTIVE
Overview
“I’m very pleased with Reynolds American’s performance in the second quarter,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer. “We delivered higher adjusted earnings and margin, driven by our operating companies’ key-brand performance and continued productivity gains. These year-over-year gains are particularly outstanding given last year’s unusually strong second quarter.”
Ivey pointed out that second-quarter comparisons were somewhat distorted by last year’s trade inventory shifts. In last year’s second quarter, wholesalers and retailers rebuilt full-margin cigarette and moist-snuff inventories after federal excise-tax increases drove significant first-quarter inventory reductions.
“Both of our reportable business segments continued to benefit from the underlying strength of their business strategies and key brands in a changing tobacco environment,” Ivey said. “Based on these fundamental strengths of our business, we have increased our earnings guidance for the full year.”
The company now expects full-year adjusted EPS of $4.90 to $5.05, compared with its previous guidance of $4.80 to $5.00. Guidance excludes charges related to plant closings, the expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff Co. through a services agreement, changes in federal health-care laws and Canadian governments’ settlements.
Among the second-quarter highlights, Ivey noted that:
•	R.J. Reynolds posted higher adjusted operating income and margin, with further share and volume improvement in both growth brands, Camel and Pall Mall; and,

•	American Snuff Co. reported moist-snuff volume gains, led by growth on its powerful Grizzly brand.
She also noted that RAI’s Santa Fe Natural Tobacco subsidiary continued to report excellent performance, with second-quarter gains in earnings, volume and share.
Ivey said that the expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff Co. is progressing well and should be essentially completed by the end of the third quarter. As RAI announced in April, this strategic move will offer both companies greater efficiency and speed to market, provide stronger support for the retail trade and give the companies’ brands a stronger retail presence.
RAI’s operating companies are also taking steps to optimize cigarette-manufacturing efficiency and expand moist-snuff production capacity. RAI announced in May that two of its operating companies’ cigarette factories will be closed over the next year, and that American Snuff Co. is expanding its smokeless-tobacco processing and manufacturing capacity.
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On the external front, Ivey said she was pleased to report that RAI’s operating companies have fully met all U.S. Food and Drug Administration requirements to date, including the implementation of new packaging regulations. “We now have structures in place throughout RAI’s operating companies to ensure comprehensive FDA compliance while effectively competing in the new regulatory environment,” she said.
“As our second-quarter performance shows, RAI’s operating companies remain intensely focused on driving profitable growth by strengthening their key brands, improving productivity and investing in cigarette and smokeless-tobacco innovations to meet changing consumer preferences,” Ivey said. “This keeps us firmly on track to deliver solid earnings growth.”
R.J. Reynolds
“R.J. Reynolds’ focus on key-brand growth and productivity enhancements generated second-quarter gains in growth-brand volume and share, and adjusted operating income and margin,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer.
Despite a very strong prior-year quarter, R.J. Reynolds’ second-quarter adjusted operating income was up 2.2 percent at $568 million, as higher cigarette pricing, productivity gains and lower promotional spending more than offset lower cigarette volume.
For the first half of 2010, adjusted operating income was $1.0 billion, up 2.3 percent from the prior-year period.
Adjusted operating income excludes charges related to the plant closings and expansion of R.J. Reynolds’ field trade-marketing organization, and first-quarter 2009 trademark impairments.
R.J. Reynolds’ second-quarter adjusted operating margin was significantly higher at 29.3 percent, up 1.1 percentage points from the prior-year quarter, primarily on the strength of higher pricing, productivity and promotional efficiency. This brought adjusted operating margin for the first half to 28.3 percent, up 0.4 percentage points.
R.J. Reynolds’ total second-quarter cigarette market share of 27.9 percent was down 0.8 share points from the prior-year quarter, largely driven by losses on non-support brands, as well as private label brands, which the company continues to de-emphasize. The company’s private label brands now represent a total of only 0.6 share points. Excluding private label brands, R.J. Reynolds’ total cigarette market share was 27.3 percent for both the second-quarter and the year-ago quarter.
R.J. Reynolds’ second-quarter cigarette shipment volume declined 9.5 percent from the prior-year quarter, with private label brands accounting for 2.6 percentage points of that decline. That compares with an industry decline of 7.1 percent.
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For the first half, R.J. Reynolds’ cigarette shipment volume was down 6.3 percent (down 3.9 percent excluding private-label brands) while industry volume was down 4.9 percent.
The company’s two growth brands, Camel and Pall Mall, both posted second-quarter cigarette share and volume gains, with the two brands now accounting for more than half of the company’s total cigarette share and volume. Combined growth-brand market share of 14.8 percent was up 2.1 percentage points from the prior-year quarter.
Camel’s second-quarter cigarette market share was 7.8 percent, up 0.3 percentage points from the prior-year quarter.
“Camel’s strong second-quarter performance reflects the recent product and packaging upgrades to its menthol styles, which now feature R.J. Reynolds’ innovative capsule technology,” Delen said. “This technology offers adult smokers the option of fresh menthol flavor on demand.”
Camel’s Crush style uses the same technology to offer adult smokers the choice of regular or menthol with each cigarette. Including Camel Crush, Camel’s second-quarter menthol market share increased to 1.8 percent.
As a total-tobacco brand, Camel is further improving and expanding its innovative offerings, with the introduction of two new Camel Snus styles, as well as additional refinements to Camel Dissolvables.
Camel Snus, the brand’s first smoke-free product, was expanded nationally last year and is holding steady at a 0.3 percent share on a cigarette-equivalent basis. That assumes that a tin of Camel Snus is equal to a pack of cigarettes. Camel’s total-tobacco share, which includes Camel cigarettes and snus, was 8.1 percent in the second quarter, up 0.3 percentage points from the prior-year quarter.
This summer Camel Snus is introducing Robust and Winterchill, which are packed in larger pouches and offer adult tobacco consumers a richer, more full-bodied tobacco taste. All four Camel Snus styles feature exciting new packaging and are being sold in stores nationwide.
“Robust and Winterchill have tested extremely well and we expect these new styles to strengthen the brand’s leadership in this small, but growing, category,” Delen said. “These new Camel Snus styles will appeal to snus consumers who want more bold taste, as well as moist-snuff users who might want a spit-free alternative.”
On a moist-snuff equivalent basis, Camel Snus had a second-quarter share of 3.5 percent.
Camel’s line of innovative dissolvable products — Orbs, Sticks and Strips — is also building consumer interest. Introduced in three lead markets last year, Camel’s Dissolvables are making further product and packaging improvements based on consumer feedback.
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“Camel continues to strengthen its marketplace position and improve its overall demographics for long-term growth,” Delen said.
Pall Mall, R.J. Reynolds’ second growth brand, continued to perform extremely well in the second quarter, with strong volume and share gains. With the economy continuing to hurt consumer spending, more adult smokers are finding great value in this high-quality, longer-lasting cigarette at an affordable price. Pall Mall’s market share increased 1.8 percentage points to 7.0 percent.
“I’m very pleased with our achievements in the quarter and R.J. Reynolds’ progress across the first half of the year,” Delen said. “Our powerful product portfolio and sound strategies will continue to position us well in this evolving tobacco environment.”
American Snuff Co.
“American Snuff Co. made solid progress in the second quarter, increasing moist-snuff pricing and volume despite continued aggressive competitive promotional activity,” said Bryan K. Stockdale, the company’s president and chief executive officer.
Stockdale noted that second-quarter earnings and volume comparisons were somewhat distorted due to the rebuild of trade inventories in the prior-year quarter following federal tobacco excise-tax increases.
American Snuff Co.’s second-quarter adjusted operating income was $85 million, down 7.1 percent from the prior-year quarter, as excise tax-related declines in roll-your-own and other non-core tobacco products more than offset higher moist-snuff pricing and volume.
For the first half of 2010, adjusted operating income was $169 million, down 3.8 percent from the prior-year period.
Adjusted operating income excludes second-quarter 2010 charges primarily related to severance costs associated with the field trade-marketing changes, and first-quarter 2009 trademark impairment charges.
The company’s second-quarter adjusted operating margin was 46.9 percent, down 7.2 percentage points from the prior-year quarter, driven by the same factors that affected adjusted operating income. First-half adjusted operating margin was 49.2 percent, down 3.2 percentage points from the prior-year period.
American Snuff Co.’s total moist-snuff shipment volume increased 3.0 percent in the second quarter from the prior-year quarter. However, for the first half, which provides better perspective, the company’s moist-snuff shipments increased 7.1 percent.
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Industry moist-snuff shipments were somewhat inflated due to an unusually high level of competitive promotional shipments and a change in competitive shipments reporting, which excludes product returns. Industry shipments were up about 9.0 percent for both the second quarter and first half. However, on a consumer off-take basis, industry moist-snuff shipments were up about 6.0 percent.
American Snuff Co.’s share of shipments for the second quarter was 29.4 percent, in line with the prior-year quarter.
Driving American Snuff Co.’s performance were share and volume gains on Grizzly, the company’s flagship brand. Grizzly increased second-quarter shipments by 4.2 percent, and for the first half by 7.6 percent.
Grizzly’s share of shipments was up 0.1 percentage points to 25.5 percent in the second quarter, with strength on its core styles and new product introductions.
Grizzly also continues to improve its position in the rapidly growing pouch segment, which represents about 9.0 percent of total moist-snuff category sales. Grizzly, which entered the pouch segment less than three years ago, accounted for nearly 25 percent of all pouch sales in the second quarter.
Grizzly 1900 Long Cut, which was introduced nationally in the first quarter, continued to perform well, with a 0.3 share of market in the second quarter. A natural product with a traditional long cut, Grizzly 1900 Long Cut is enhancing the brand’s broad-based appeal among moist-snuff consumers.
Grizzly’s brand equity also benefited from recent packaging upgrades in the form of embossed metal lids.
Share of shipments for American Snuff Co.’s premium Kodiak brand declined 0.2 percentage points from the prior-year quarter, to 3.5 percent. Kodiak’s volume was down 5.5 percent in the second quarter, but increased 2.6 percent for the first half.
The company’s latest premium introduction, Camel Dip, was expanded to select outlets in 10 additional states earlier this year. In the 12 states where it is now sold, Camel Dip posted a 0.5 share of shipments during the second quarter, and a 1.2 percent share in the select outlets where it is sold.
“American Snuff Co. continues to show strength and resilience in a very challenging environment,” Stockdale said. “I’m confident that our performance will continue to improve as we move through the rest of the year.”
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FINANCIAL UPDATE
“Reynolds American made substantial progress in the second quarter and first half,” said Thomas R. Adams, Reynolds American’s chief financial officer. “Improvements in adjusted earnings and margin, and key-brand performance demonstrate the effectiveness of our operating companies’ strategies.”
Adams said that RAI’s second-quarter adjusted EPS was $1.32, up 2.3 percent, which includes the negative impact of $0.03 per share related to the Lukacs legal judgment. Adjusted results exclude charges of $0.15 per share related to plant closings and the expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff Co. through a services agreement.
On a reported basis, second-quarter EPS was $1.17, down 9.3 percent from the prior-year quarter.
For the first half of 2010, adjusted EPS was $2.43, up 5.7 percent. Adjusted results exclude charges related to plant closings, expansion of R.J. Reynolds’ field trade-marketing organization, changes in federal health-care laws and Canadian governments’ settlements, as well as trademark impairments in the first quarter of 2009.
First-half reported EPS was $1.45, up 9.8 percent from the prior-year period.
“RAI continued to see improvement in its adjusted operating margin, driven by our operating companies’ pricing and productivity gains,” Adams said. The company’s second-quarter adjusted operating margin was 30.1 percent, up 1.3 percentage points from the prior-year quarter. RAI’s first-half adjusted operating margin of 29.4 percent was 0.7 percentage points higher than the prior-year period.
“Our continued efforts to improve productivity and efficiency include our announcement in May that two of our operating companies’ older cigarette factories will be closed over the next year, and production will be transferred to R.J. Reynolds’ largest and most modern manufacturing facility,” Adams said. “In addition, American Snuff Co. is expanding its smokeless-tobacco processing and manufacturing capacity by investing in new facilities in Memphis and Clarksville, Tenn. These projects are expected to be completed by 2012.”
Reynolds American ended the quarter with $1.6 billion in cash balances after making its annual Master Settlement Agreement payment of $2.0 billion in the second quarter. Adams noted that on July 15 the company repaid $300 million in debt from cash.
Adams reiterated RAI’s commitment to returning value to shareholders, with a 75 percent dividend payout target, which currently stands at $3.60 per share on an annualized basis.
“Based on our solid operating and marketplace performance in the first half, RAI has increased its outlook for the full year with an adjusted EPS range of $4.90 to $5.05, excluding
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charges related to the plant closings, expansion of R.J. Reynolds’ field trade-marketing organization, changes in federal health-care laws and Canadian governments’ settlements.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss second-quarter 2010 results at 10:30 a.m. Eastern Time on Thursday, July 22, 2010. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
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WEB DISCLOSURE
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise-tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or that the FDA will extend the ban on characterizing flavors to smokeless tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;
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•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions and expansion of RJR Tobacco’s field trade-marketing organization, without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies; and

•	the expiration of the standstill provisions of the governance agreement.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the U.S., Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume schedules follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales, external	$2,137	$2,140	$3,995	$3,972
Net sales, related party	108	110	236	199

Net sales	2,245	2,250	4,231	4,171
Cost of products sold	1,183	1,201	2,253	2,199
Selling, general and administrative expenses	398	393	737	758
Amortization expense	6	7	13	15
Asset impairment and exit charges	38	—	38	—
Trademark impairment charge	—	—	—	453

Operating income	620	649	1,190	746
Interest and debt expense	61	64	121	130
Interest income	(2)	(5)	(6)	(10)
Other expense, net	10	(12)	12	7

Income from continuing operations before income taxes	551	602	1,063	619
Provision for income taxes	210	225	424	234

Income from continuing operations	341	377	639	385
Losses from discontinued operations, net of tax	—	—	(216)	—

Net income	$341	$377	$423	$385

Basic net income per share:
Income from continuing operations	$1.17	$1.29	$2.19	$1.32
Losses from discontinued operations	—	—	(0.74)	—

Net income	$1.17	$1.29	$1.45	$1.32

Diluted net income per share:
Income from continuing operations	$1.17	$1.29	$2.19	$1.32
Losses from discontinued operations	—	—	(0.74)	—

Net income	$1.17	$1.29	$1.45	$1.32

Basic weighted average shares, in thousands	291,508	291,344	291,470	291,384

Diluted weighted average shares, in thousands	292,282	291,699	292,226	291,652

Segment data:
Net sales:
RJR Tobacco	$1,942	$1,975	$3,662	$3,646
American Snuff	182	169	343	335
All Other	121	106	226	190

	$2,245	$2,250	$4,231	$4,171

Operating income:
RJR Tobacco	$541	$556	$1,011	$638
American Snuff	74	92	158	100
All Other	28	25	58	49
Corporate	(23)	(24)	(37)	(41)

	$620	$649	$1,190	$746

Supplemental information:
Excise tax expense	$1,132	$1,247	$2,149	$1,657
Master Settlement Agreement and other state settlement expense	$650	$696	$1,237	$1,274
Federal tobacco buyout expense	$61	$66	$122	$118
FDA fees	$14	$2	$30	$2

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$620	$341	$1.17	$649	$377	$1.29
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	17	11	0.04	—	—	—
Asset impairment and exit charges	38	33	0.11	—	—	—

Total adjustments	55	44	0.15	—	—	—

Adjusted results	$675	$385	$1.32	$649	$377	$1.29

	Six Months Ended June 30,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$1,190	$423	$1.45	$746	$385	$1.32
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	17	11	0.04	—	—	—
Asset impairment and exit charges	38	33	0.11	—	—	—
Health-care subsidy tax charge	—	27	0.09	—	—	—
Losses from discontinued operations	—	216	0.74	—	—	—
Trademark impairment charge	—	—	—	453	285	0.98

Total adjustments	55	287	0.98	453	285	0.98

Adjusted results	$1,245	$710	$2.43	$1,199	$670	$2.30

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	June 30,	Dec. 31,
	2010	2009
Assets
Cash and cash equivalents	$1,621	$2,723
Other current assets	2,600	2,772
Trademarks and other intangible assets, net	2,702	2,718
Goodwill	8,184	8,185
Other noncurrent assets	1,529	1,611

	$16,636	$18,009

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,776	$2,611
Other current liabilities	2,001	1,729
Long-term debt (less current maturities)	3,719	4,136
Deferred income taxes, net	472	441
Long-term retirement benefits (less current portion)	1,898	2,218
Other noncurrent liabilities	321	376
Shareholders’ equity	6,449	6,498

	$16,636	$18,009

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
R.J. Reynolds is the second-largest tobacco company in the United States and manages a contract manufacturing business.
American Snuff is the second-largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended June 30,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$541	$74	$556	$92

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	3	11	—	—
Asset impairment and exit charges (2)	24	—	—	—

Total adjustments	27	11	—	—

Adjusted operating income	$568	$85	$556	$92

	Six Months Ended June 30,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$1,011	$158	$638	$100

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	3	11	—	—
Asset impairment and exit charges (2)	24	—	—	—
Trademark impairment charge	—	—	377	76

Total adjustments	27	11	377	76

Adjusted operating income	$1,038	$169	$1,015	$176

(1)	RAI and its operating companies recorded aggregate implementation costs of $17 million in the second quarter of 2010, including $3 million in non-reportable operating segments, related to plant closings and expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff Co. through a services agreement.

(2)	RAI and its operating companies recorded aggregate asset impairment and exit charges of $38 million in the second quarter of 2010, including $14 million in non-reportable operating segments.

Schedule 4
R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET
VOLUME (in billions):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2010	2009	Units	%	2010	2009	Units	%
Camel (filter styles)	5.8	5.7	0.2	2.7%	10.6	10.7	(0.1)	-1.0%
Pall Mall	5.0	4.5	0.4	9.7%	9.4	6.4	3.0	46.1%

Total growth brands	10.8	10.2	0.6	5.8%	19.9	17.1	2.9	16.7%

Total support brands	8.3	10.1	(1.8)	-18.1%	16.0	19.8	(3.9)	-19.5%

Total non-support brands	1.2	2.1	(0.9)	-42.8%	2.6	4.2	(1.6)	-38.0%

Total R.J. Reynolds domestic	20.3	22.4	(2.1)	-9.5%	38.5	41.1	(2.6)	-6.3%

Total premium	11.9	12.9	(1.0)	-7.9%	22.2	24.6	(2.4)	-9.8%
Total value	8.4	9.5	(1.1)	-11.7%	16.3	16.5	(0.2)	-1.2%
Premium/total mix	58.6%	57.6%			57.7%	59.9%

Industry	78.4	84.4	(6.0)	-7.1%	150.5	158.2	(7.7)	-4.9%
Premium	55.3	60.4	(5.2)	-8.6%	106.2	112.2	(5.9)	-5.3%
Value	23.2	23.9	(0.8)	-3.3%	44.3	46.1	(1.8)	-3.9%
Premium/total mix	70.5%	71.6%			70.6%	70.9%
RETAIL SHARE OF MARKET:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change
Camel (filter styles)	7.8%	7.5%	0.3	7.5%	7.5%	(0.1)
Pall Mall	7.0%	5.2%	1.8	6.8%	4.0%	2.7

Total growth brands	14.8%	12.7%	2.1	14.2%	11.6%	2.6

Total support brands	11.3%	13.2%	(1.8)	11.6%	13.7%	(2.0)

Total non-support brands	1.8%	2.8%	(1.1)	2.1%	3.0%	(0.9)

Total R.J. Reynolds domestic	27.9%	28.7%	(0.8)	27.9%	28.2%	(0.3)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry volume data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
AMERICAN SNUFF MOIST-SNUFF VOLUMES AND SHARE OF SHIPMENTS
VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2010	2009	Units	%	2010	2009	Units	%
Kodiak	11.6	12.2	(0.7)	-5.5%	23.5	22.9	0.6	2.6%
Grizzly	84.2	80.9	3.4	4.2%	156.8	145.8	11.0	7.6%
Other	1.3	1.2	0.1	6.6%	2.5	2.0	0.5	22.4%

Total moist snuff cans	97.1	94.3	2.8	3.0%	182.8	170.8	12.1	7.1%
SHARE OF SHIPMENTS:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change
Kodiak	3.5%	3.7%	(0.2)	3.6%	3.7%	(0.1)
Grizzly	25.5%	25.4%	0.1	24.8%	25.0%	(0.3)
Other	0.4%	0.3%	0.1	0.4%	0.3%	—

Total share of shipments	29.4%	29.4%	—	28.8%	29.1%	(0.3)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported retail shipment data processed by Management Science Associates, Inc.